[BCB Bancorp Press Release Letterhead]

                  BCB BANCORP PRICES SECONDARY PUBLIC OFFERING

     BAYONNE, NJ--(BUSINESS WIRE)--December 14, 2005--BCB Bancorp announced last night that it priced its secondary public offering of 1,100,000 shares of common stock at a public offering price of $15.25 per share. Net proceeds from the offering of approximately $15.2 million (after deducting the underwriting discount and offering expenses) will be available for contribution to capital, for use in lending and investing activities, for branch expansion and for general corporate purposes. The offering was underwritten on a firm commitment basis by Janney Montgomery Scott LLC. The Bank has granted the underwriter an option, exercisable by notice on or before January 13, 2006, to purchase up to an additional 165,000 shares to cover over-allotments, if any. The common stock of BCB Bancorp will begin trading on the NASDAQ National Market on Wednesday, December 14, 2005 under the symbol "BCBP".

Should you have any questions, please contact Donald Mindiak, President or Thomas Coughlin, Chief Financial Officer at 201-823-0700.

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     This  press  release  shall  not   constitute  an  offer  to  sell  or  the
solicitation of an offer to buy nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state. The offer is made only by means of the offering circular.

     This release may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements. Information about factors that potentially could affect BCB Bancorp's financial results are included in the prospectus for our public offering of common stock and in our other filings, including our Form 10-Q for the three months ended September 30, 2005, that we make with the Securities and Exchange Commission. BCB Bancorp does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements, except as required under applicable law.